UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 2, 2026
STONERIDGE, INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-13337	34-1598949
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377
(Address of Principal Executive Offices, and Zip Code)
(248) 489-9300
Registrant’s Telephone Number, Including Area Code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	SRI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01    Entry into a Material Definitive Agreement.
On October 2, 2026, Orlaco Products BV (“Orlaco”), an indirect wholly owned subsidiary of Stoneridge, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Vivek Anand, pursuant to which Mr. Anand will serve as Vice President, Commercial Strategy & Global Sales of the Company, effective November 2, 2026. In his capacity as Vice President, Commercial Strategy & Global Sales, Mr. Anand will report to Natalia Noblet, President and Chief Executive Officer of the Company, and serve as a member of the Company’s executive team. He will lead the Company’s global commercial organization, including sales, product marketing, customer communications, market analytics, and sales and marketing strategy.
The Employment Agreement, dated October 2, 2026, which has an indefinite term, provides that Mr. Anand will receive an annual base salary of €330,000 (approximately $371,349 based on the exchange rate on the date of the Employment Agreement) and will be eligible to participate in the Company’s annual incentive plan with a target bonus opportunity of 50% of his base salary. Mr. Anand will also receive a one-time sign-on bonus of €50,000 (approximately $56,265 based on the exchange rate on the date of the Employment Agreement), repayable in full by Mr. Anand if: (i) Mr. Anand resigns or otherwise gives notice to terminate the Employment Agreement; or (ii) the Employment Agreement is terminated by a summary dismissal, in each case before November 2, 2027. He will be eligible to receive a one-time special equity grant of time-based Stoneridge shares equivalent to €150,000 (approximately $168,795 based on the exchange rate on the date of the Employment Agreement), to be granted as soon as practicable after his start date and to vest one year from the date of grant under the Company’s Long-Term Incentive Plan, subject to continued employment through the vesting date. In addition, he will be eligible to participate in annual grants under the Company’s Long-Term Incentive Plan with a target of 50% of his then-current base salary. Mr. Anand will also be eligible to participate in the Company’s Executive Severance Plan, subject to Compensation Committee approval, which provides for a 12-month continuation of salary and benefits, and will receive a standard Change in Control Agreement that provides for 24-month base salary and benefits continuation, subject to a double trigger provision (i.e., change in control and loss of position within 24 months). He will also be eligible for relocation support from Belgium to the Netherlands and to participate in the Company’s employee benefit plans generally available to the Company’s executive officers. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Mr. Anand, age 53, brings more than 30 years of global leadership experience across the commercial vehicle and automotive industries, with expertise spanning commercial strategy, general management, operations, product management, and customer engagement. Most recently, Mr. Anand served as Managing Director, Nordics and Global Vice President, Strategic Accounts at ZF, where he led a multi-divisional industrial business and managed strategic relationships with leading global OEMs. Previously, he served as Business Unit Leader and Global Business Head for Driveline Systems, leading a €500 million global business with responsibility for manufacturing, engineering, and commercial operations. Earlier in his career, Mr. Anand held leadership positions in global project management and purchasing at WABCO and led Asia Pacific sourcing at Aptiv.
Mr. Anand holds a bachelor’s degree in mechanical engineering and an MBA with a concentration in Marketing. He also completed the Leadership Development Program at Saïd Business School, University of Oxford, and is a Six Sigma Green Belt.
Other than the compensation summarized above, there are no arrangements or understandings between Mr. Anand and any other person pursuant to which Mr. Anand was appointed as Vice President, Commercial Strategy & Global Sales. There are no family relationships between Mr. Anand and any director or executive officer of the Company. There are no transactions in which Mr. Anand has an interest requiring disclosure under Item 404(a) of Regulation S-K.
On August 27, 2026, the Company issued a press release announcing Mr. Anand’s appointment as Vice President, Commercial Strategy & Global Sales, effective November 2, 2026. A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated October 2, 2026, between Orlaco and Vivek Anand*

99.1	Press release of Stoneridge, Inc., dated August 27, 2026, on Vivek Anand

104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document)
* Indicates a management contract or compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: October 7, 2026	/s/ Scott R. Humphrey
Scott R. Humphrey Chief Financial Officer and Treasurer (Principal Financial Officer)